UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 25, 2007

EMBARCADERO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30293	68-0310015
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 California Street, Suite 1200, San Francisco, California 94111

(Address of principal executive offices, with zip code)

(415) 834-3131

(Registrant’s telephone number, including area code)

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 25, 2007, Embarcadero Technologies, Inc. (the “Company”) issued a press release announcing the closing of the previously announced merger between the Company and EMBT Merger Corp., an affiliate of Thoma Cressey Bravo. In the merger, each outstanding share of the Company’s common stock has been converted into the right to receive $7.20 in cash, without interest. The transaction is valued at approximately $200 million. As a result of the merger, the Company will no longer file periodic reports with the Securities and Exchange Commission and shares of the Company’s common stock will no longer trade on the NASDAQ Global Select Market.

The Company also announced in the above-described press release that it has reached an agreement in principle with certain stockholders of the Company that provides for the settlement of each of the three stockholder derivative lawsuits that were filed against the Company relating to the Company’s historical stock option grant practices and related accounting and which also sought to bring direct putative class claims relating to the merger. In connection with this settlement, the Company agreed to make available additional information to its stockholders relating to the merger, which additional information was set forth in definitive additional proxy materials filed by the Company with the Securities and Exchange Commission on June 11, 2007. In return, the plaintiffs agreed to the dismissal of the actions and release of all of the claims asserted in the actions. In addition, the Company agreed to pay the legal fees and expenses of plaintiffs’ counsel, subject to the approval by the respective courts. The details of the settlement will be set forth in a notice following preliminary approval by the respective courts. Defendants deny plaintiffs’ allegations in the actions and agreed to settle the purported derivative claims in order to avoid costly litigation and eliminate the risk of delay to the closing of the merger.

A copy of the press release is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release, dated June 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMBARCADERO TECHNOLOGIES, INC.

By:	/s/ Michael Shahbazian
Michael Shahbazian
Senior Vice President and Chief Financial Officer

Date: June 25, 2007